Exhibit 99.1

March 6, 2026

To all members of the press

PGF Life
Prudential Gibraltar Financial Life Insurance Company

Regarding the Investigation Findings Concerning the Unauthorized Removal of Agency Information by Company Employees on Secondment

PGF Life (President and CEO: Ryo Kawamoto, hereinafter “the Company”) hereby reports the following regarding an incident where employees seconded from the Company to financial institution agencies (hereinafter “the Agencies”) removed information without the permission of the host organization.

We sincerely apologize for the significant inconvenience and concern this incident has caused our customers and all related parties. We take this incident very seriously and will earnestly implement recurrence prevention measures based on the identified causes, striving to restore your trust.

1.	Investigation Scope and Findings

We conducted digital forensic investigations of emails, questionnaire surveys (both covering the period from April 2022 to July 2025), and file server investigations targeting employees seconded to agencies, as well as relevant personnel within our Sales and Sales Management departments. For all investigations, whenever doubts arose, the Compliance Department conducted individual interviews with the relevant personnel and verified the facts.

We subsequently underwent a review of its investigation procedures by an external law firm.

The investigation confirmed that 11 employees in total removed 379 instances of information at seven contracted agencies. The removed information pertained to operational matters such as sales performance at the assigned agencies. After confirming the content of all cases with the agencies, no issues were identified that would raise concerns under the Unfair Competition Prevention Act, nor was there any inappropriate removal of contract information.

Number of Agencies Involved	7

Number of Incidents	379

Information Content

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Information concerning business operations at the assigned agencies, such as agency sales performance related to life insurance and performance evaluations

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Product information of other life insurance companies (after the product launched), Assumed Interest Rate (after the product launched)

2.	Case Summary

Employees seconded from our company to agencies provided information concerning the business operations at the assigned agency to our company employees. This information was obtained without permission from the assigned agency and was provided via email or physical delivery of image data captured using a smartphone loaned by our company.

The Company employees at business department who received this information primarily used it as reference material to understand the structure and promotion status of financial institutions and other agencies when considering sales promotion strategies.

Among the information that was taken outside the company, we identified one incident in which customer information was inadvertently included in materials prepared for reporting sales performance. The information was not obtained for any improper purpose, and immediately after the incident was discovered, it was promptly destroyed. In addition, the agency took appropriate actions in accordance with applicable laws and regulations.

Furthermore, no systematic instructions from the Company were identified, and no unauthorized use of this information within the Company or its provision to third parties, including group companies, has been confirmed.

3.	Root Causes and Preventive Measures

Both the seconded employees who removed the information and the employees who received it lacked a fundamental understanding of the rules and failed to perform basic compliance actions. Furthermore, we recognize that insufficient awareness existed regarding conduct risk, particularly concerning past practices, and a lack of awareness about the problematic nature of each individual action also contributed to the incident.

Additionally, oversight by the compliance department regarding the actual conditions of agency secondments was inadequate.

Considering the importance of handling agency information and the causes of this incident, we will implement the following recurrence prevention measures.

(1)	Elimination of Secondments Involved in Life Insurance Sales Activities at Agencies

We will review the secondment system to recruitment agencies and eliminate secondments involved in life insurance sales activities by the end of March 2026. Consequently, the number of seconded employees will be zero by the end of March 2026 (excluding intra-group secondments). Furthermore, for seconded employees, we conducted “Training on Handling Agency Information/Personal Information” by our Compliance Department during the biannual training sessions for seconded employees (May and November 2025).

(2)	Thorough Implementation of Information Handling Rules

We re-emphasized the rules for appropriate information handling to all employees. We also deepened understanding of potential violations of relevant laws and regulations due to improper information acquisition, aiming to raise awareness about appropriate information collection (most recently conducted in February 2026).

(3)	Company-Wide Compliance Framework and Cultivating Awareness

We will strengthen the Compliance Department’s involvement with the Sales Department to further enhance its oversight function. Furthermore, under management leadership, we will continuously implement education to raise compliance awareness company-wide, including from ethical and moral perspectives.

4.	Voluntary partial return of executive compensation

We take the seriousness of this incident with the utmost gravity. Accordingly, the former and current Presidents as well as the current full-time Directors will voluntarily return a portion of their compensation as outlined below.

Name	Position	Details of Voluntary Return

Ryo Kawamoto	Representative Director, President and CEO	10% of monthly remuneration × 1 month

Hiromitsu Tokumaru	Former Representative Director, President and CEO	10% of monthly remuneration × 1 month

Atsushi Naito	Director	5% of monthly remuneration × 1 month

Tadashi Hirano	Director	5% of monthly remuneration × 1 month

Inquiries

PGF Life Insurance Corporate Communications Team

Mizukami

Phone: 03-6740-8005

Email address: pgf_cct_pr@pgf-life.co.jp